                                                                 EXHIBIT 2(a)



                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                                ULTRA PAC, INC.
                                       BY

                           PACKAGE ACQUISITION, INC.
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                           IVEX PACKAGING CORPORATION
                                       AT

                              $15.50 NET PER SHARE

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON WEDNESDAY, APRIL 22, 1998, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, WHEN ADDED TO ANY SHARES ACQUIRED PURSUANT TO THE TENDER AGREEMENTS (AS DEFINED HEREIN), REPRESENTS AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14.

     IN CONNECTION WITH THE MERGER AGREEMENT, PARENT ENTERED INTO TENDER AGREEMENTS WITH CERTAIN SHAREHOLDERS OF THE COMPANY WHO COLLECTIVELY OWN APPROXIMATELY 13% OF THE OUTSTANDING SHARES, PURSUANT TO WHICH SUCH SHAREHOLDERS AGREED, AMONG OTHER THINGS, TO TENDER THEIR SHARES IN THE OFFER AND GRANT AN OPTION ON THEIR SHARES TO PARENT AT THE OFFER PRICE (AS DEFINED HEREIN).

     THE BOARD OF DIRECTORS OF THE COMPANY AND A DISINTERESTED COMMITTEE OF THE BOARD OF DIRECTORS (AS CONTEMPLATED BY SECTIONS 302A.673 AND 302A.675 OF THE MINNESOTA BUSINESS CORPORATION ACT) HAVE EACH UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES.
                            ------------------------

                                   IMPORTANT

     Any shareholder who desires to tender all or any portion of his Shares should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 2 or (2) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he desires to tender such Shares.

     Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 2.

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, the Depositary, or to brokers, dealers, commercial banks or trust companies. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                            ------------------------

                    The Information Agent for the Offer is:

                       [INNISFRE M&A INCORPORATED LOGO]
March 26, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
THE OFFER...................................................    3
      1. Terms of the Offer.................................    3
      2. Procedure for Tendering Shares.....................    5
      3. Withdrawal Rights..................................    7
      4. Acceptance for Payment and Payment.................    8
      5. Certain Federal Income Tax Consequences............    9
      6. Price Range of the Shares; Dividends on the
       Shares...............................................    9
      7. Effect of the Offer on the Market for the Shares;
        Stock Quotation; Exchange Act Registration; Margin
        Regulations.........................................   10
      8. Certain Information Concerning the Company.........   11
      9. Certain Information Concerning Parent and the
       Purchaser............................................   14
     10. Source and Amount of Funds.........................   15
     11. Background of the Offer; The Merger Agreement and
      Certain Other Agreements..............................   16
     12. Purpose of the Offer and the Merger; Plans for the
      Company; Other Matters................................   27
     13. Dividends and Distributions........................   28
     14. Conditions of the Offer............................   28
     15. Certain Legal Matters..............................   30
     16. Fees and Expenses..................................   32
     17. Miscellaneous......................................   32
SCHEDULE I--Directors and Executive Officers of Parent and
  Purchaser.................................................  I-1

To the Holders of Common Stock of
  ULTRA PAC, INC.:

                                  INTRODUCTION

     Package Acquisition, Inc., a Minnesota corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Ivex Packaging Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, no par value per share (the "Common Stock"), including the associated preferred share purchase rights (the "Rights" and together with the Common Stock, the "Shares"), issued pursuant to the Rights Agreement (as defined below), of Ultra Pac, Inc., a Minnesota corporation (the "Company"), at $15.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Bankers Trust Company, which is acting as the Depositary (the "Depositary"), and Innisfree M&A Incorporated, which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 23, 1998 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company (the "Merger") and the Company will become an indirect wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by shareholders who perfect their dissenters' rights under Minnesota law) will be converted into the right to receive $15.50 in cash or any higher price per Share paid in the Offer (the "Offer Price"). The Merger Agreement is more fully described in Section 11, and is set forth in full as an annex to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders of the Company herewith. The Offer and the Merger are sometimes collectively referred to herein as the "Transaction."

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, WHEN ADDED TO ANY SHARES ACQUIRED PURSUANT TO THE TENDER AGREEMENTS (AS DEFINED HEREIN), REPRESENTS AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14.

     IN CONNECTION WITH THE MERGER AGREEMENT, PARENT ENTERED INTO TENDER AGREEMENTS WITH CERTAIN SHAREHOLDERS OF THE COMPANY WHO COLLECTIVELY OWN APPROXIMATELY 13% OF THE OUTSTANDING SHARES, PURSUANT TO WHICH SUCH SHAREHOLDERS AGREED, AMONG OTHER THINGS, TO TENDER THEIR SHARES IN THE OFFER AND GRANT AN OPTION ON THEIR SHARES TO PARENT AT THE OFFER PRICE.

     THE BOARD OF DIRECTORS OF THE COMPANY AND A DISINTERESTED COMMITTEE OF THE BOARD OF DIRECTORS (AS CONTEMPLATED BY SECTIONS 302A.673 AND 302A.675 OF THE MINNESOTA BUSINESS CORPORATION ACT (THE "MBCA")) HAVE EACH UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES. SEE SECTION 11.

     Wasserstein Perella & Co., Inc. ("WP&Co."), the Company's financial advisor, has delivered to the Board of Directors of the Company its written opinion to the effect that, as of the date of such opinion, the cash consideration to be received in the Offer and the Merger, based upon and subject to the assumptions and limitations set forth in such opinion, by the Company's shareholders is fair to such shareholders from a financial point of view. Such opinion is set forth in full as an annex to the Company's Schedule 14D-9 which is being mailed to shareholders of the Company herewith.

     The Merger Agreement provides that, except as provided therein, following satisfaction or waiver, if permissible, of the conditions to the Offer and subject to the terms and conditions thereof, the Purchaser will accept for payment, in accordance with the terms of the Offer, all Shares validly tendered pursuant to the Offer and not withdrawn as soon as it is permitted to do so pursuant to applicable law. The Offer will not remain open following the time Shares are accepted for payment.

     Under the MBCA, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger Agreement and the transactions contemplated thereby without a vote of the shareholders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Parent and subject to the satisfaction of the conditions set forth in the Merger Agreement, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the shareholders, in accordance with Sections 302A.621 and 302A.641 of the MBCA. If, however, the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the shareholders is required under the MBCA, a significantly longer period of time would be required to effect the Merger. In the Merger Agreement, Parent, Purchaser and the Company have agreed that if immediately prior to the scheduled Expiration Date (as defined below) the Shares tendered pursuant to the Offer are less than 90% of the outstanding Shares, Purchaser may extend the Offer on one occasion for a period not to exceed 20 business days. See Section 15.

     The Purchaser presently intends to seek to cause the Company to make an application for the termination of the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as soon as possible after the purchase of all validly tendered Shares pursuant to the Offer if the requirements for termination of registration are met. See Section 7.

     In connection with the execution of the Merger Agreement, Parent entered into Tender and Option Agreements, each dated as of March 23, 1998 (the "Tender Agreements"), with each of Calvin S. Krupa, President, Chief Executive Officer and Chairman of the Board of the Company, and James A. Thole, Secretary of the Company (the "Executive Shareholders"), who own an aggregate of 509,550 Shares, or approximately 13% of the Shares outstanding on March 23, 1998, pursuant to which the Executive Shareholders agreed, among other things and upon the terms and conditions set forth therein, to tender their Shares in the Offer and grant an option on their Shares to Purchaser at the Offer Price, to vote such Shares in the manner specified in the Tender Agreements with respect to certain matters and to appoint Parent as the Executive Shareholders' proxy to vote such Shares in certain circumstances. The Tender Agreements are more fully described in
Section 11.

     The Minimum Condition requires that the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer, when added to any Shares acquired pursuant to the Tender Agreements, represent at least a majority of the Shares outstanding on a fully diluted basis. According to the Company, as of March 23, 1998, there were 3,893,791 Shares issued and outstanding, and there were outstanding options and warrants to purchase an aggregate of 637,524 Shares. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except on the exercise of outstanding options and warrants and as otherwise permitted under the Merger Agreement). Based on the foregoing and assuming that all outstanding options and warrants are exercised, the Minimum Condition will be satisfied if 2,265,658 Shares are validly tendered and not withdrawn prior to the expiration of the Offer, including those Shares acquired pursuant to the Tender Agreements. If the Minimum Condition is satisfied, Parent would be able to effect the Merger without the affirmative vote of any other shareholder of the Company.

     The Company has distributed one Right for each outstanding Share pursuant to the Rights Agreement, dated as of February 27, 1998, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent, as amended (the "Rights Agreement"). Based on the information disclosed by the Company in connection with and prior to the Company entering the Merger Agreement, on March 23, 1998, the Company amended the Rights Agreement to provide that the execution of the Merger Agreement and any amendments thereto and the Tender Agreements and the consummation of the transactions contemplated by such agreements will not cause (i) Parent and/or the Purchaser or their respective Affiliates or Associates to become an Acquiring Person (as such terms are defined in the Rights Agreement) unless the Merger Agreement and the Tender Agreements have been terminated in accordance with their respective terms, or (ii) a Distribution Date, a Shares Acquisition Date or a Triggering Event (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer, the Merger or the transactions contemplated by the Merger Agreement and the Tender Agreements.

     The Merger Agreement provides that, promptly upon the purchase of Shares by Parent, the Purchaser or any of Parent's subsidiaries which represent at least a majority of the outstanding Shares, Parent will be entitled to designate such number of directors, rounded up to the next whole number, to the Board as will give it representation equal to the product of the total number of directors on the Board (giving effect to the directors designated by Purchaser) multiplied by the percentage that the number of Shares so purchased bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed, upon the request of Purchaser, to use its best reasonable efforts promptly either to increase the size of the Board or secure the resignation of such number of incumbent directors, or both, as is necessary to enable Parent's designees to be so elected to the Board, and to take all actions available to the Company to cause Parent's designees to be so elected. However, until the Effective Time, the Board must include at least one director who is not affiliated with Parent and is designated in accordance with the terms of the Merger Agreement.

     The Purchaser estimates that the total funds required to purchase all Shares validly tendered pursuant to the Offer, consummate the Merger and pay all related costs and expenses will be approximately $87.7 million, including the repayment of certain of the Company's indebtedness. The Purchaser will obtain such funds from Parent by means of capital contributions, loans or a combination thereof. Parent plans to obtain the funds for such capital contributions or loans from available borrowings under its principal operating subsidiary's existing credit facility. See Section 10.

     The information contained in this Offer to Purchase concerning the Company was supplied by the Company, and Parent and the Purchaser take no responsibility for the accuracy of such information. The information contained in this Offer to Purchase concerning the Offer, the Merger, Parent and the Purchaser was supplied by Parent and the Purchaser, and the Company takes no responsibility for the accuracy of such information.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Wednesday, April 22, 1998, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See Section 14. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered or (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which will have been tendered during the period or periods for which the Offer is extended.

     Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time,
(i) to extend the Offer on one or more occasions beyond the then-scheduled Expiration Date, if at the then-scheduled Expiration Date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for the Shares have not been satisfied or waived, until such time as such conditions are satisfied or waived, provided, however, that if the sole condition remaining unsatisfied is the failure of the waiting period under the HSR Act to have expired or been terminated, the Purchaser shall extend the expiration date from time to time until two business days after the expiration of the waiting period under the HSR Act, (ii) increase the Offer Price payable pursuant to the Offer and extend the Offer for any period required by any rule, regulation, interpretation or provision of the Commission or the staff thereof applicable to the Offer, and (iii) extend the Offer on one occasion for an aggregate period of not more than 20 business days beyond the latest Expiration Date that would otherwise be permitted under clause (i) or (ii) of this sentence if there shall not have been validly tendered and not withdrawn pursuant to the Offer at least 90% of the outstanding Shares. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer as described in Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

     The Merger Agreement provides that, without the prior written consent of the Company, neither Parent nor the Purchaser will decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased pursuant to the Offer, change the conditions described in Section 14, impose additional conditions to the Offer or amend any other term of the Offer in any manner materially adverse to the holders of Shares.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

     The Depositary will establish accounts with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with that Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all physically tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of the Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after March 26, 1998. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign shareholders, if exempt, should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Sunday, May 24, 1998.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in
Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 any time on or prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 3.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     Subject to the terms of the Merger Agreement, the Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly-owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under state, local or foreign tax laws. Accordingly, a shareholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger (including as a result of perfecting his dissenters' rights under the MBCA) will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's tax basis in the Shares sold. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss if the Shares disposed of were held as capital assets by the shareholder, and will be long-term capital gain or loss if the Shares disposed of were held for more than one year at the date of sale or the Expiration Date (in the case of the Offer) or on the date of the Merger (in the case of the Merger), as the case may be. In addition, the Taxpayer Relief Act of 1997 could affect the federal income tax consequences of the Offer and Merger in that, among other things, it reduces the maximum rate of federal income tax on capital gains of individual taxpayers for capital assets held more than 18 months. Shares held less than one year may be subject to ordinary income tax rates of up to 39.6% for individuals.

     The foregoing summary constitutes a general description of certain U.S. federal income tax consequences of the Offer and the Merger without regard to the particular facts and circumstances of each shareholder of the Company and is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Special tax consequences not described herein may be applicable to certain shareholders subject to special tax treatment (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign shareholders and shareholders who have acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation). ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO SPECIFIC TAX EFFECTS APPLICABLE TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL AND FOREIGN TAX LAWS.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES.

     The Shares are traded through the Nasdaq National Market under the symbol "UPAC." The following table sets forth, for each of the periods indicated, the high and low reported sales price per Share on the Nasdaq National Market.

                                                        HIGH           LOW
                                                       -------        ------
1996:
     First Quarter...................................  $ 4.000        $2.750
     Second Quarter..................................    4.438         2.750
     Third Quarter...................................    3.750         2.500
     Fourth Quarter..................................    4.250         2.625
1997:
     First Quarter...................................  $ 6.000        $3.500
     Second Quarter..................................    7.500         5.375
     Third Quarter...................................   10.000         6.688
     Fourth Quarter..................................   10.188         8.750
1998:
     First Quarter (through March 25, 1998)..........  $15.125        $6.375

     On March 20, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and Purchaser, the last reported sales price of the Shares on the Nasdaq National Market was $6.688 per Share. On March 25, 1998, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $15.125 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company has never paid any cash dividends on the Shares. The Merger Agreement provides that, without the prior written consent of Parent, the Company will not declare, set aside or pay any dividend on or make any other distribution in respect of its capital stock. See Section 11. The Company has advised the Purchaser that the Company currently intends to retain earnings for use in its operations and therefore does not intend to pay any cash dividends for the foreseeable future. In addition, one of the Company's current loan agreements prohibits the payment of dividends.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely effect the liquidity and market value of the remaining Shares held by the public.

     Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion in the Nasdaq National Market, which requires that there be at least 200,000 shares publicly held, with a market value of at least $1,000,000, held by at least 400 stockholders or 300 stockholders of round lots. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If the Nasdaq National Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that prices or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

     Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     Exchange Act Registration. The Shares currently are registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for continued inclusion in the Nasdaq National Market.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

     The Company designs, manufactures, markets and sells plastic containers and packaging for the food industry, including supermarkets, distributors of food packaging, wholesale bakery companies, fruit and vegetable growers, delicatessens, processors and retailers of prepared foods, and foodservice providers. The Company's packaging is primarily made from virgin or recycled polyethylene terephthalate which the Company extrudes into plastic sheet and thermoforms into various shapes. The Company is a Minnesota corporation with its principal executive offices at 21925 Industrial Boulevard, Rogers, Minnesota 55374. The telephone number of the Company at such location is (612) 428-8340.

     Selected Financial Information. Set forth below is certain selected financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997, and from the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1997, each filed with the Commission pursuant to the Exchange Act.

     More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                                ULTRA PAC, INC.
                         SELECTED FINANCIAL INFORMATION

                                                            FISCAL YEARS ENDED JANUARY 31,
                                                 ----------------------------------------------------
                                                   1997       1996       1995       1994       1993
                                                   ----       ----       ----       ----       ----
                                                 (IN THOUSANDS, EXCEPT FOR EARNINGS PER COMMON SHARE)
Statements of Earnings Data
  Net sales....................................  $61,719    $66,129    $57,250    $41,189    $27,572
  Cost of products sold........................   42,156     54,187     41,625     30,521     19,688
                                                 -------    -------    -------    -------    -------
     Gross profit..............................   19,563     11,942     15,625     10,668      7,884
  Operating expenses
     Marketing and sales.......................   10,647     11,481     10,066      8,202      5,287
     Administrative............................    2,750      2,760      2,347      1,549      1,728
                                                 -------    -------    -------    -------    -------
                                                  13,397     14,241     12,413      9,751      7,015
                                                 -------    -------    -------    -------    -------
     Operating profit (loss)...................    6,166     (2,299)     3,212        917        869
  Interest expense and other...................    3,223      2,581      1,507        842        413
                                                 -------    -------    -------    -------    -------
     Earnings (loss) before income tax.........    2,943     (4,880)     1,705         75        456
  Income tax provision (benefit)...............    1,144     (1,721)       654         16        186
                                                 -------    -------    -------    -------    -------
     Net Earnings (Loss).......................  $ 1,799    $(3,159)   $ 1,051    $    59    $   270
                                                 =======    =======    =======    =======    =======
  Earnings (loss) per common share.............  $   .47    $  (.84)   $   .28    $   .02    $   .08
                                                 =======    =======    =======    =======    =======
  Weighted average number of shares
     outstanding...............................    3,792      3,766      3,766      3,768      3,587
                                                 =======    =======    =======    =======    =======

                                                                   JANUARY 31,
                                                 -----------------------------------------------
                                                  1997      1996      1995      1994      1993
                                                  ----      ----      ----      ----      ----
Balance Sheet Data
  Working capital..............................  $   270   $ 2,685   $ 6,771   $ 5,632   $ 5,084
  Total assets.................................   41,736    50,581    44,322    32,801    23,503
  Long-term obligations........................   15,978    27,235    20,227    13,652     6,564
  Shareholders' equity.........................   11,528     9,427    12,587    11,533    11,474

                                                            NINE MONTHS ENDED
                                                               OCTOBER 31,
                                                        -------------------------
                                                           1997          1996
                                                           ----          ----
                                                        (IN THOUSANDS, EXCEPT FOR
                                                              EARNINGS PER
                                                              COMMON SHARE)
Statements of Earnings Data
  Net sales...........................................  $   47,499    $   49,036
  Cost of products sold...............................      28,674        34,283
                                                        ----------    ----------
     Gross profit.....................................      18,825        14,753
  Operating expenses
     Marketing and sales..............................       9,724         8,085
     Administrative...................................       2,387         2,074
                                                        ----------    ----------
                                                            12,111        10,159
                                                        ----------    ----------
     Operating profit (loss)..........................       6,714         4,594
  Interest expense and other..........................      (1,360)       (2,802)
                                                        ----------    ----------
     Earnings (loss) before income tax................       5,354         1,792
  Income tax provision (benefit)......................       2,015           716
                                                        ----------    ----------
     Net Earnings (Loss)..............................  $    3,339    $    1,076
                                                        ==========    ==========
  Earnings (loss) per common share....................  $     0.83    $     0.28
                                                        ==========    ==========
  Weighted average number of shares outstanding.......   4,031,140     3,784,700
                                                        ==========    ==========

                                                              OCTOBER 31, 1997
                                                              ----------------
Balance Sheet Data
  Working capital...........................................      $ 2,569
  Total assets..............................................       41,738
  Long-term obligations.....................................       12,605
  Shareholders' equity......................................       15,178

     Certain Estimates Prepared by the Company. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company which is not publicly available. The information provided included financial forecasts which contain, among other things, the summary financial information set forth below.

     The Company does not, as a matter of course, publicly disclose forward-looking information (such as the financial forecasts referred to below) as to future revenues, earnings or other financial information. Such forward-looking information was prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of the Commission regarding projections, or those of any other regulatory or professional agency or body, generally accepted accounting principles or consistency with the Company's audited financial statements or with the American Institute of Certified Public Accountants Guide for Prospective Financial Statements and are included in this Offer to Purchase only because they were furnished to Parent. Although presented with numerical specificity, the financial forecasts necessarily make numerous assumptions with respect to industry performance, general business and economic conditions, access to markets and distribution channels, availability and pricing of raw materials and other matters, all of which are inherently subject to significant uncertainties and contingencies and many of which are beyond the Company's control. One cannot predict whether the assumptions made in preparing the financial forecasts will be accurate, and actual results may be materially higher or lower than those contained in the forecasts. THE INCLUSION OF THIS FORWARD-LOOKING INFORMATION SHOULD NOT BE REGARDED AS FACT OR AN INDICATION THAT PARENT, THE PURCHASER, THE COMPANY OR ANYONE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE RESULTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. NONE OF PARENT, THE PURCHASER OR THE COMPANY ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE FORECASTS.

                                ULTRA PAC, INC.
                    SELECTED ESTIMATED FINANCIAL INFORMATION
                         (Prepared by Ultra Pac, Inc.)
                             (dollars in millions)

                                                                FISCAL YEAR ENDED JANUARY 31,
                                                    -----------------------------------------------------
                                                       1998          1999          2000          2001
                                                    (UNAUDITED)   (ESTIMATED)   (ESTIMATED)   (ESTIMATED)
                                                    -----------   -----------   -----------   -----------
Net sales.........................................     $62.1         $74.9         $84.8         $96.3
Gross profit......................................      23.7          27.5          29.9          32.7
EBIT(1)...........................................       7.4           9.1           9.4           9.7
Net income........................................       3.6           4.9           5.3           5.7
EBITDA(2).........................................      11.6          13.7          14.5          15.6

-------------------------
(1) EBIT represents earnings before interest expense and taxes.

(2) EBITDA represents earnings before interest expense, taxes and depreciation and amortization expenses.

     Net sales were projected based on the Company's estimates of volume of shipments of the Company's products, changes in the Company's product mix and pricing assumptions for the projected periods. Gross profit was projected based upon projected costs developed by the Company considering the Company's operations and raw material costs.

     Available Information. The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a Web site (located at http://www.sec.gov) which includes reports, proxy statements and other information filed electronically by registrants with the Commission.

9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

     Parent is a vertically integrated speciality packaging company that designs and manufactures value-added plastic and paper-based flexible packaging products for consumer and industrial packaging markets. Parent focuses on niche markets which management believes provide attractive margins and growth and where Parent's integrated manufacturing capabilities can enhance its competitive position. Parent serves a variety of markets, providing packaging for food, medical devices and electronic goods and protective packaging for industrial products.

     Purchaser is a newly incorporated Minnesota corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of Purchaser is owned indirectly by Parent. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     The principal offices of Purchaser and Parent are located at 100 Tri-State Drive, Lincolnshire, Illinois 60069. The telephone number of Parent and Purchaser at such location is (847) 945-9100.

     Pursuant to the Tender Agreements, Parent and Purchaser have acquired from the Executives options to purchase an aggregate of 509,550 Shares, which constitutes beneficial ownership of such Shares for certain purposes. See Section 11. Such Shares constitute approximately 13% of the total currently outstanding Shares. See Section 11.

     Except as set forth in this Offer to Purchase, neither the Purchaser, Parent, any of their respective affiliates nor, to the best of their knowledge, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. The Company and certain subsidiaries of Parent have from time to time engaged in commercial transactions in the ordinary course of their respective businesses. Except as set forth in this Offer to Purchase, neither the Purchaser nor Parent, nor to the best of the knowledge of the Purchaser and Parent, any of the persons listed on Schedule I, has entered into any transaction with the Company, or any of the Company's affiliates which are corporations, since the commencement of the Company's third full fiscal year preceding the date of this Statement, the aggregate amount of which was equal to or greater than one percent of the consolidated revenues of the Company for (i) the fiscal year in which such transaction occurred, or (ii) the portion of the current fiscal year which has occurred if the transaction occurred in such year. Except as set forth in this Offer to Purchase, neither the Purchaser, Parent, any of their respective affiliates, nor, to the best of their knowledge, any of the persons listed on Schedule I, has had, since December 31, 1994, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since December 31, 1994, there have been no contacts, negotiations or transactions between the Purchaser, Parent, any of their respective affiliates or, to the best of their knowledge, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     Additional information concerning Parent is set forth in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which report may be obtained from the Commission in the manner set forth under "Available Information," below.

     Available Information. Parent is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information concerning Parent can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Commission maintains a Web site (located at http://www.sec.gov) which includes reports, proxy statements and other information filed electronically by registrants with the Commission.

10. SOURCE AND AMOUNT OF FUNDS.

     The Purchaser estimates that the total funds required to purchase all Shares validly tendered pursuant to the Offer, consummate the Merger and pay all related costs and expenses will be approximately $87.7 million, including the repayment of certain of the Company's indebtedness. The Purchaser will obtain such funds from Parent by means of capital contributions, loans or a combination thereof. Parent plans to obtain the funds for such capital contributions or loans from available borrowings under the existing credit facility of IPC, Inc., Parent's principal operating subsidiary (the "Credit Facility"), which provides for maximum borrowings of an aggregate principal amount of up to $475.0 million, consisting of term loans of $300.0 million and a revolving credit facility of up to $175.0 million. The transactions contemplated by the Merger Agreement would violate certain provisions of the Credit Facility. Parent has requested the consent of the required lenders under the

Credit Facility to the Offer and Merger, and Parent anticipates that the required lenders will provide such consent.

     The Credit Facility is comprised of a $150.0 million Term A Loan, $150.0 million Term B Loan and $175.0 million revolving credit facility (up to $65.0 million of which may be in the form of letters of credit). The Term A Loan is required to be repaid in quarterly payments totaling $3.75 million in 1997, $16.25 million in 1998, $21.25 million in 1999, $25.0 million in 2000, $26.25 million in 2001, $31.25 million in 2002 and $26.25 million in 2003 and the Term B Loan is required to be repaid in quarterly payments totaling $1.5 million per annum through September 30, 2003 and four installments of $35.25 million on December 31, 2003, March 31, 2004, June 30, 2004 and September 30, 2004. The interest rate of the Credit Facility can be, at the election of IPC, Inc., based upon LIBOR or the Adjusted Base Rate, as defined therein, and is subject to certain performance pricing adjustments. The Term A Loan and loans under the revolving credit facility bear interest at rates up to LIBOR plus 1.625% or the Adjusted Base Rate plus 0.625%. As of December 31, 1997, such rates are 1.375% plus LIBOR. The Term B Loan bears interest at rates up to LIBOR plus 2.00% or the Adjusted Base Rate plus 1.0%. As of December 31, 1997, such rates are 1.75% plus LIBOR. Borrowings are secured by substantially all the assets of Parent and its subsidiaries. The revolving credit facility and Term A Loan will terminate on September 30, 2003 and the Term B Loan will terminate on September 30, 2004. Under the Credit Facility, IPC, Inc. is required to maintain certain financial ratios and levels of net worth and future indebtedness and dividends are restricted, among other things. No plans or arrangements have been made to refinance or repay borrowings under the Credit Facility. It is anticipated that any borrowings incurred by the Purchaser in connection with the Offer will be repaid from internally generated funds of Parent, the Purchaser and the Company and/or refinanced in the private or public markets.

11. BACKGROUND OF THE OFFER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS

     The following description was prepared by Parent and the Company. Information about the Company was provided by the Company and neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Purchaser, Parent or their representatives did not participate.

BACKGROUND OF THE OFFER

     Over the last several years, from time to time, George V. Bayly, Chairman of the Board, President and Chief Executive Officer of Parent, contacted Calvin
S. Krupa, Chairman of the Board, President and Chief Executive Officer of the Company, to express Parent's interest in exploring the possibility of a business combination with the Company. On these occasions, Mr. Krupa indicated that the Company was not for sale. On January 22, 1998, Mr. Bayly called Mr. Krupa to reiterate Parent's interest in a possible business combination with the Company and to express his willingness to meet and discuss the terms of such a possible transaction. Mr. Krupa again advised Mr. Bayly that the Company was not for sale and declined to meet with Mr. Bayly, but said he would discuss with his Board of Directors the possibility of having a meeting. On January 27, 1998, Mr. Bruce Boehm, an advisor to the Company, called Mr. Bayly to inquire as to the nature of Parent's interest in pursuing an acquisition with the Company. During the next two weeks, Mr. Boehm and Mr. Tannura, Parent's Chief Financial Officer, had several telephone conversations regarding the structure, process and valuation of a possible acquisition and the timing for a possible meeting between the management of the Company and Parent. Mr. Boehm and Mr. Tannura also discussed a preliminary valuation for the Company's Common Stock, with Mr. Tannura suggesting a value of $11.00 per share. On February 9, 1998, Mr. Bayly sent Mr. Krupa a letter (reprinted below) again expressing an interest regarding a potential business combination with the Company.

     The text of the letter sent by Mr. Bayly to Mr. Krupa on February 9, 1998 is as follows:

Via Federal Express

February 9, 1998

Mr. Calvin S. Krupa
Chairman of the Board, President
  and Chief Executive Officer
Ultra Pac, Inc.
21925 Industrial Blvd.
Rogers, Minnesota 55374

Dear Mr. Krupa:

I have believed for quite some time that there is an important strategic role for PET in Ivex's Consumer Packaging business. As you know from our January 22, 1998 telephone conversation, we are very interested in meeting with you to discuss the possibility of combining our respective companies. Since our January 22nd telephone call, Frank Tannura, our CFO, and I have, at your request, attempted to pursue these discussions with your advisor, Bruce Boehm, without much success. Because of your inability or unwillingness to arrange a meeting with us, I find it necessary to communicate to you in this letter.

I want you to know that given the success of Ivex's recently completed initial public offering and the current breadth of our Consumer Packaging business (various materials and international presence), our interest in significantly expanding our PET business is greater today than it has ever been.

As you may or may not be aware, Ivex has been investing internally in PET extrusion and thermoforming over the past few years and expects to invest significant capital in our PET business (both internally and through acquisition) during 1998 and 1999.

We believe that there are clear and compelling advantages to both Ivex and Ultra Pac from the combination of our two companies and that such a transaction would create significant value for each of our two companies and our respective stockholders. We are extremely impressed with the business that you and your management team have developed and the manner in which it would complement our business. We believe that the complementary aspects of our two companies' products, customers and distribution capabilities would enable the combined entity to be an even more effective competitor.

As I have briefly discussed with you and as Frank Tannura has emphasized to Mr. Boehm, we are prepared to meet with you and/or your representatives at your earliest convenience to discuss our ideas and to negotiate a mutually satisfactory merger transaction (at a significant premium over current market value) which we are confident could be quickly and successfully concluded. We have existing bank availability and/or Ivex stock to fund any proposed transaction that best serves your shareholders.

We hope that you and your Board of Directors will view our proposal to combine our respective companies as an excellent opportunity for the Ultra Pac stockholders to realize the full value of their shares (to an extent not likely to be available to them in the marketplace in the foreseeable future). In the context of a negotiated, friendly transaction, we are prepared to discuss all aspects of our proposal fully with you and would hope and expect that you and your management team would manage our combined PET business.

At this point, we hope that you will agree that the best way to proceed would be to begin confidential, non-public discussions to see if we can quickly negotiate a transaction that can be presented to your stockholders as the joint effort of Ivex's and Ultra Pac's Board of Directors and management. Therefore, at this point, we hope this letter and its contents will remain private between us, although we believe that your shareholders may be interested in learning more about our ideas.

We would appreciate it if you and your Board of Directors will give this proposal prompt and serious consideration. We would request a response as soon as possible, and preferably no later than February 13, 1998.

Sincerely yours,

George V. Bayly
Chairman, President and
Chief Executive Officer

     After receiving Mr. Bayly's letter, Frank Harvey, a Director of the Company, called Parent to ascertain possible dates for a meeting between the management of the Company and Parent.

     On February 25, 1998, the Company retained WP&Co. as the Company's financial advisor. On February 25, 1998 and February 26, 1998, the Company's Board of Directors, its legal advisors and representatives of WP&Co. met to discuss the Company's strategic alternatives in light of the potential values that might be achieved for shareholders of the Company through the sale of the Company, through continued implementation of the Company's strategic plan as an independent company and through other possible strategies. At the conclusion of the meeting, the Board of Directors authorized WP&Co. to approach a limited number of potential acquirors to determine their level of interest regarding a potential strategic transaction with the Company and directed management to meet with and listen to a possible proposal from Parent. The Board of Directors also adopted a shareholder rights plan and amendments to the Company's bylaws regarding certain notice provisions.

     On March 2, 1998, the Company and Parent entered into a confidentiality agreement preceding Parent's review of confidential information regarding the Company, and members of the Company's and Parent's management met. During such meeting, Parent indicated that it would be interested in discussing the acquisition of the Shares, pursuant to a merger transaction, at a price in the range of $12.00 per share, subject to certain conditions.

     Also on March 2, 1998, WP&Co., on behalf of the Company, began to approach a limited number of potential acquirors to determine their level of interest regarding a potential strategic transaction with the Company.

     On March 8, 1998, the Company's Board held a special meeting to explore further the Company's strategic alternatives. The Company's management and representatives of WP&Co. reported to the Board the status of discussions with Parent and the results of WP&Co.'s preliminary discussions with other potential acquirors.

     On March 10, 1998, WP&Co. met with representatives of Parent to discuss possible purchase price ranges for the Company and the nature and extent of Parent's proposed due diligence investigation of the Company. Thereafter, representatives of the Company and the Company's financial advisors had several telephone conversations with representatives of Parent to review business issues with respect to a possible transaction with Parent.

     On March 14, 1998, representatives of the Company, its legal advisors and WP&Co. held a conference call to discuss the indications of interests received to date from other potential acquirors.

     On March 16, 1998, the Company delivered to Parent certain limited due diligence information for Parent's review. The information shared with Parent included financial projections prepared by the Company's management (see Section
8).

     On March 18, 1998, a representative of Parent conducted certain financial due diligence at the Company's auditors and on March 19, 1998, representatives of Parent toured the Company's manufacturing facility in Rogers, Minnesota and met with the Company's management to discuss further the nature and performance of the Company's business. During the evening of March 19, 1998, members of senior management of the Company and Parent met to continue discussions concerning Parent's valuation of the Company. The parties discussed a range of $15 to $18 per share in cash as merger consideration, as well as other terms of a possible transaction. The parties considered that a value of $17.60 a share was appropriate to discuss with their respective Boards and directed their respective legal advisors to negotiate the terms of a definitive merger agreement providing for Parent's acquisition of the Company for cash.

     Negotiations between the Company and Parent continued from March 20 through the early morning on March 23, 1998. Following meetings of its Board of Directors, Parent presented the Company with an offer of $15.50 per Share, and, after further negotiations between the parties and receipt of the opinion of WP&Co., the Company's Board of Directors and a Special Committee established pursuant to the MBCA approved the Merger Agreement and the transactions contemplated thereby. Following this approval, the Merger Agreement and the Tender Agreements were executed, and the transaction was publicly announced on March 23, 1998.

MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement is set forth in full as an annex to the Company's Schedule 14D-9 which is being mailed to shareholders of the Company herewith. The Merger Agreement also may be examined and copies may be obtained at the places and in the manner set forth in
Section 8 of this Offer to Purchase. Capitalized terms used but not defined in this summary of the Merger Agreement have the meanings given to such terms in the Merger Agreement.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as legally permitted after the expiration date of the Offer. The Merger Agreement provides that, without the prior written consent of the Company, neither the Purchaser nor Parent may decrease the price per Share or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, or amend any other condition of the Offer in any manner adverse to the holders of the Shares; provided, however, that if on the initial scheduled expiration date of the Offer which shall be 20 business days after the date of the Offer is commenced, the sole condition remaining unsatisfied is the failure of the waiting period under the HSR Act to have expired or been terminated, the Purchaser shall extend the expiration date from time to time until two business days after the expiration of the waiting period under the HSR Act. The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for the Shares tendered as soon as it is legally permitted to do so under applicable law; provided, however, that if, immediately prior to the initial expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer equals less than 90% of the outstanding Shares, the Purchaser may extend the Offer one time for a period not to exceed twenty business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer.

     Board of Directors. Promptly upon the purchase of Shares by Parent or any of its Subsidiaries which represents at least a majority of the outstanding Shares, the Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the number of directors which is the product of (i) the total number of directors on the Board (giving effect to the directors designated by the Purchaser pursuant to this sentence) multiplied by (ii) the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In furtherance thereof, the Company will, upon request of the Purchaser, use its best reasonable efforts promptly either to increase the size of its Board or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable the Purchaser's designees to be so elected to the Board, and shall take all actions available to the Company to cause the Purchaser's designees to be so elected. At such time, the Company will, if requested by the Purchaser, also cause persons designated by the Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Board of each committee of the Board. Notwithstanding the foregoing, the Company shall have at least one independent director until the Effective Time. In the Merger Agreement, the Company has agreed to promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under the Merger Agreement, including mailing to shareholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable the Purchaser's designees to be elected to the Board. The Purchaser or Parent will supply the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof and in accordance with the MBCA, at the Effective Time, the Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation"). The Merger shall be effected by the filing at the time of Closing of properly executed Articles of Merger or other appropriate documents with the Secretary of State of the State of Minnesota.

     The Merger Agreement provides that, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holders thereof the Shares will be converted into the right to receive the Offer Price in cash, without interest thereon, as soon as is reasonably practicable upon surrender of the certificate formerly representing such Shares (other than any Shares in the treasury of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares). At the Effective Time, each share of common stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     The Merger Agreement provides that the Articles of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and the MBCA. The By-Laws of the Purchaser in effect at the Effective Time will be the By-Laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and the MBCA.

     Vote Required to Approve the Merger. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by Parent or its affiliates pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission a definitive proxy statement (the "Proxy Statement") relating to the Merger and the Merger Agreement and cause such Proxy Statement to be mailed to its shareholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel. If the Purchaser acquires at least a majority of the outstanding Shares, the Purchaser will have sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger.

     The Merger Agreement provides that in the event that Parent, the Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares pursuant to the Offer, the Tender Agreements or otherwise, the Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with the MBCA.

     Conditions to the Merger. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger and the transactions contemplated thereby are subject to the satisfaction, at or before the Effective Time, of certain conditions, including: (i) if required by the MBCA, the shareholders of the Company shall have duly approved the transactions contemplated by the Merger Agreement; (ii) the consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger; and (iii) Parent and/or the Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer (however, this condition is not applicable to the obligations of Parent or the Purchaser if Parent and/or the Purchaser fails to purchase Shares tendered pursuant to the Offer in violation of the terms of the Merger Agreement or the Offer).

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto, including representations by the Company as to, among other things, (i) organization, qualification, charter and bylaws; (ii) capitalization; (iii) enforceability, authorization of the Company relative to the Merger Agreement and the transactions contemplated thereby; (iv) no violation or conflict of the Merger Agreement and the transactions contemplated thereby with the Company's organizational documents, certain contracts and applicable law; (v) title to assets; (vi) litigation;
(vii) accounting records; (viii) company financial statements; (ix) absence of certain changes; (x) buildings and equipment; (xi) performance of contracts;
(xii) employee benefit plans; (xiii) brokers; (xiv) taxes; (xv) real estate;
(xvi) governmental approvals; (xvii) no pending acquisitions; (xviii) labor matters; (xix) existing permits and violations of law; (xx) intangible assets;
(xxi) customers and suppliers; (xxii) environmental protection; (xxiii) vote required; (xxiv) returns; (xxv) SEC reports; (xxvi) content of proxy statement; (xxvii) opinion of financial advisor; (xxviii) certain agreements; and (xxix) the Rights Agreement.

     Covenants. The Merger Agreement contains various covenants of the parties thereto, including covenants as to, among other things, the conduct of the business of the Company, as described in further detail below, during the period from the date of the Merger Agreement to the Closing Date or termination of the Merger Agreement.

     Interim Covenants. Pursuant to the Merger Agreement, the Company has agreed that during the period from the date of the Merger Agreement to the Closing Date or termination of the Merger Agreement, the Company will (a) carry on its business in the usual, regular and ordinary course substantially in the same manner as heretofore carried on; (b) not (i) make payments or distributions (other than normal salaries) to any Affiliate of the Company except for transactions in the ordinary course of business upon commercially reasonable terms; (ii) sell, lease, transfer or assign any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business and other than the disposition of obsolete or unusable property; (iii) enter into any Contract (other than purchase and sales orders in the ordinary course of business in accordance with past practice) involving either more than $50,000 or outside the ordinary course of business without the consent of the Parent (which consent shall not be unreasonably withheld); (iv) accelerate, terminate, modify in any material respect, or cancel any Contract (other than purchase and sales orders in the ordinary course of business in accordance with past practice) involving more than $50,000 to which the Company is a party or by which any of them is bound without the consent of the Parent (which consent shall not be unreasonably withheld); (v) make any capital expenditure (or series of related capital expenditures) involving either more than $50,000 (unless such expenditure is identified in the current business plan of the Company as disclosed to Parent) or outside the ordinary course of business; (vi) delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business; (vii) cancel, compromise, waive or release any right or claim (or series of related rights and claims) not covered by the reserves or accruals relating to such claim in the Company Financial Statements either involving more than $50,000 or outside the ordinary course of business without the consent of the Parent (which consent shall not be unreasonably withheld); (viii) grant any license or sublicense of any rights under or with respect to any Intangible Assets; or (ix) make any loan to, or enter into any other transaction with, any of its Affiliates, directors, officers and employees outside the ordinary course of business; (c) use, operate, maintain and repair all of its assets and properties in a normal business manner consistent with its past practices; (d) use commercially reasonable efforts to preserve in all material respects its business organization intact, to retain the services of the Employees and to conduct business with suppliers, customers, creditors and others having business relationships with the Company in the best interests of the Company; (e) not knowingly do any act or knowingly omit to do any act or, to the extent within the Company's reasonable control, knowingly permit any act or omission to act, which will cause a breach of any of the Contracts that would have a Material Adverse Effect; (f) use reasonable efforts to maintain all of the Existing Insurance Policies (or policies substantially equivalent thereto) in full force and effect; (g) not (i) except as required by any Contract or in a manner consistent with past practice, grant any increase in the rate of pay of any of the Employees; (ii) institute or amend any Employee Benefit Plan unless required by Law; (iii) enter into or modify any written employment agreement with any Person; or (iv) pay or accrue any bonus or incentive compensation to any Person; (h) other than in the ordinary course of business, not create, incur or assume any Indebtedness or make any Investment;
(i) not amend the Company Charter Documents; (j) not (i) issue any additional shares of stock of any class (except pursuant to the Existing Options) or grant any warrants, options or rights to subscribe for or acquire any additional shares of stock of any class; (ii) declare or pay any dividend or make any capital, surplus or other distributions (other than normal salaries) of any nature to the Shareholders; or (iii) directly or indirectly redeem, purchase or otherwise acquire, recapitalize or reclassify any of its capital stock or liquidate in whole or in part; (k) timely and properly file, or timely and properly file requests for extensions to file, all federal, state, local and foreign tax returns which are required to be filed, and pay or make provision for the payment of all taxes owed by it; and (l) not knowingly do any act or omit to do any act that would result in a breach of any representation by the Company set forth in the Merger Agreement.

     No Solicitations. Prior to the Effective Time, the Company has agreed that neither it, any of its Affiliates, nor any of the respective directors, officers, employees, agents or representatives of the foregoing, will, directly or indirectly, (i) solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or the acquisition of all or any significant part of the assets or capital stock of the Company (an "Acquisition Transaction") or (ii) negotiate, explore or otherwise engage in discussions with any Person (other than the Parent and its representatives) with respect to any Acquisition Transaction, or which may reasonably be expected to lead to a proposal for an Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement; provided, however, that the Company may, in response to an unsolicited written proposal from a third party regarding a Superior Proposal (as hereinafter defined), furnish information to and engage in discussions and negotiations with such third party, but only if the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and based upon the advice of outside independent counsel, that failing to take such action would result in a breach of the fiduciary duties of such Board of Directors under applicable Law. Without limitation of the Company's obligations, any violation of the foregoing restrictions by any director, officer, Affiliate, investment banker, financial advisor, attorney or other advisor or representative of the Company, whether or not such Person is purporting to act on behalf of the Company, or otherwise, shall be deemed to be a breach of Section 3.4 of the Merger Agreement by the Company.

     The Company has agreed that, as of March 23, 1998, it, its Affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the Parent and its representatives) conducted heretofore with respect to any Acquisition Transaction. The Company has agreed to promptly advise the Parent in writing of the existence of (x) any inquiries or proposals (or desire to make a proposal) received by (or indicated to) after the date hereof, any such information requested from, or any negotiations or discussions sought to be initiated or continued with, the Company, its Affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a Person (other than the Parent and its representatives) with respect to an Acquisition Transaction, and (y) the terms thereof, including the identity of such third party and the terms of any financing arrangement or commitment in connection with such Acquisition Transaction, and to update on an ongoing basis or upon the Parent's reasonable request, the status thereof. As used herein, "Superior Proposal" means a bona fide, written and unsolicited proposal or offer made by any Person (or group) (other than the Parent or any of its Subsidiaries) with respect to an Acquisition Transaction on terms which, as determined by the Board of Directors of the Company in good faith and in the exercise of reasonable judgment (based on the advice of independent financial advisors and Katten Muchin & Zavis or outside independent Minnesota counsel), would reasonably be likely to be more favorable to the Company and its Shareholders than the transactions contemplated hereby.

     Termination; Termination Fees. The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Closing (whether before or after the approval of the Merger Agreement by the shareholders), as follows: (a) by mutual written agreement of the Parent and the Company; (b) by either of the Company or Parent: (i) if (x) the Offer shall have expired without any Shares being purchased therein or (y) the Purchaser shall not have accepted for payment all Shares tendered pursuant to the Offer by September 30, 1998; provided, however, that the right to terminate the Merger Agreement under these provisions shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase the Shares pursuant to the Offer on or prior to such date; or (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable; (c) by the Company: (i) if Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to this clause of the Merger Agreement if the Company is at such time in breach of its obligations under the Merger Agreement; (ii) in connection with entering into a definitive agreement in connection with an Acquisition Transaction, provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the termination fee payment referred to below, plus any amounts then due as reimbursement of expenses; or (iii) if Parent or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Parent or the Purchaser, as applicable; (d) by Parent: (i) if, due to an occurrence, not involving a breach by Parent or the Purchaser of their obligations hereunder, which makes it impossible to satisfy any of the conditions set forth in Annex A the Merger Agreement (which are set forth in Section 14 below), Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; (ii) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which (A) would give rise to the failure of a condition set forth in paragraph (f) or (g) of Annex A the Merger Agreement (which are set forth in paragraphs (f) and (g) of Section 14 below) and (B) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company; or
(iii) if either Parent or the Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (e) of Annex A to the Merger Agreement (which are set forth in paragraph (e) of Section 14 below).

     Notwithstanding any provision to the contrary contained in the Merger Agreement, the Company will immediately pay to the Parent (x) the amount of $2,500,000 and (y) all reasonably documented out-of-pocket expenses reasonably incurred by the Parent and the Purchaser in connection with the Merger Agreement and the Merger in an amount not to exceed $600,000 if the Merger Agreement is terminated: (1) by the Company pursuant to clause (c)(ii) above, (2) by the Parent pursuant to clause (d)(iii) above, (3) by Parent pursuant to clause
(d)(ii) above if the breach thereof is due to the Company's intentional or bad faith acts, or (4) by either the Company or Parent pursuant to clause (b)(i) above and (a) prior thereto there shall have been publicly announced another Acquisition Transaction or an event set forth in paragraph (h) of Annex A to the Merger Agreement (which is set forth in paragraph (h) of Section 14 below) shall have occurred and (b) an Acquisition Transaction shall be consummated on or prior to March 31, 1999. The amount in (x) above shall be paid concurrently with any such termination and the amount in (y) above shall be paid within five (5) business days after receipt by the Company of reasonably detailed evidence of the same. Upon receipt of such payments, the Parent shall not be entitled to and shall waive the right to seek damages or other amounts or remedies from the Company for breach of, or otherwise in connection with, the Merger Agreement.

     Stock Options and Warrants. The Merger Agreement provides that the Company will not issue any additional Options and, as of the Effective Time, each Existing Option which is outstanding at the Effective Time will be exchanged for, and the holders of each such Existing Option will be entitled to receive at the Closing (or thereafter, if necessary) upon surrender of such Existing Option for cancellation, cash equal to (i) the product of (a) the difference between the Offer Price and the exercise price of each such Existing Option, times (b) the number of Shares covered by such Existing Option. It is presently anticipated by the Company that the payment to be made at the Closing to the Option holders in respect of the Existing Options will be approximately $6.6 million (before any income taxes and other required withholdings).

     The Company will take all actions necessary to ensure that, from and after the Effective Time, the Surviving Corporation will not be bound by any options, warrants, rights or agreements which would entitle any person, other than Parent or the Purchaser, to beneficially own shares of Surviving Corporation or Parent or receive any payments (other than as set forth in the preceding paragraph hereof) in respect of such options, warrants, rights or agreements. The Company will take all actions necessary to terminate each plan with respect to Existing Options as of the Effective Time.

     Indemnification; Directors' and Officers' Insurance. Subsequent to the Effective Time, the Purchaser shall cause the Surviving Corporation to, and the Surviving Corporation and Parent, jointly and severally, shall, indemnify and hold harmless each present and former director and officer of the Company (collectively, the "Indemnified Parties") against all losses in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as director or officer occurring before the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, for a period of six years after the Closing Date, in each case to the fullest extent permitted under applicable Law (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable Law, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances as required under applicable Law); provided, however, that, if any claim for indemnification is asserted or made within such six year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. Until the Effective Time, the Company shall keep in effect Article 7 of its Articles of Incorporation and Article 5 of its Bylaws, and thereafter for a period of four years the Surviving Corporation shall keep in effect in its Articles of Incorporation and Bylaws provisions which provide for indemnification exculpation to the extent provided for in Article 7 and Article 5 of the Articles of Incorporation and Bylaws, respectively.

     Parent and the Purchaser will cause to be maintained in effect for not less than four years after the Effective Time the current policies, or substantially similar policies, of directors' and officers' liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that Parent and the Purchaser shall not be required to expend an amount greater than 150% of the annual premium of the current policy.

TENDER AGREEMENTS

     The following is a summary of the material terms of the Tender Agreements. This summary is qualified in its entirety by reference to the Tender Agreements, each of which is incorporated herein by reference and a form of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Tender Agreements may be examined and a copy of each may be obtained at the place and in the manner set forth in Section 9 of this Offer to Purchase.

     Tender of Shares. On the terms and subject to the conditions set forth in the Tender Agreements, each of the Executive Shareholders will (i) tender the Shares owned by him (other than certain Shares pledged to a financial institution, which Shares will be tendered as soon as practicable) into the Offer promptly, and in any event no later than the fifth business day following the commencement of the Offer, or, if the Shareholder has not received the offer documents by such time, within two business days following receipt of such documents, and (ii) not withdraw any Shares so tendered (except in the event the Stock Option (as defined herein) is exercised). The Executive Shareholders will receive the same price per Share received by other shareholders of the Company in the Offer with respect to Shares tendered by them in the Offer.

     Grant of Stock Option. On the terms and subject to the conditions set forth in the Tender Agreements, each Executive Shareholder has granted to Parent an irrevocable option (the "Stock Option") to purchase the Shares owned by such Executive Shareholder at a price per Share equal to the Offer Price, exercisable at any time, in whole only, if on or after March 23, 1998: (i) any corporation, partnership, individual, trust, unincorporated association, or other entity or "person" (as defined in Section 13(d)(3) of the Exchange Act) other than Parent or any of its "affiliates" (as defined in the Exchange Act) (a "Third Party"), will have (A) commenced or announced an intention to commence a bona fide tender offer or exchange offer for any shares of Common Stock, the consummation of which would result in "beneficial ownership" (as defined in the Exchange Act) by such Third Party (together with all such Third Party's affiliates and "associates" (as defined in the Exchange Act)) of 50% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis), (B) acquired beneficial ownership of shares of Common Stock that, when aggregated with any shares of Common Stock already owned by such Third Party, its affiliates and associates, would result in the aggregate beneficial ownership by such Third Party, its affiliates and associates of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis); provided, however, that "Third Party" for purposes of this clause (B) does not include any corporation, partnership, person, other entity or group that beneficially owns more than 15% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis) as of the date hereof and that does not, after the date hereof, increase such ownership percentage by more than an additional 1% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis), (C) acquired assets constituting 15% or more of the total assets or earning power of the Company taken as a whole or (D) entered into an agreement with the Company that contemplates the acquisition of (1) assets constituting 15% or more of the total assets or earning power of the Company taken as a whole or (2) beneficial ownership of 15% or more of the outstanding voting equity of the Company; or
(ii) any of the events described in Section 9.1(c)(ii) or 9.1(d)(iii) of the Merger Agreement that would allow the Company or Parent to terminate the Merger Agreement has occurred (after the passage of any time periods set forth in such sections but without the necessity of the Company or Parent having terminated the Merger Agreement).

     Conditions to Closing. The Executive Shareholders' obligations to sell the Shares owned by them upon exercise of the Stock Option and such shareholders' obligations under the provisions described in the following paragraph are subject (at the Executive Shareholder's election) to the further conditions that there will have been no material breach of the representations, warranties, covenants or agreements of Parent or the Purchaser contained in the applicable Tender Agreement or contained in the Merger Agreement, which breach has not been cured within ten business days of the receipt of written notice thereof from the Executive Shareholder.

     Voting Agreement; Proxy. Pursuant to the Tender Agreements, each of the Executive Stockholders agreed that, so long as such Agreements are in effect, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Common Stock, however called, or in connection with any written consent of the holders of Common Stock, such Executive Shareholder will appear at the meeting or otherwise cause the Shares owned by such Executive Shareholder to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) such Shares (i) in favor of the Merger and (ii) against any action or agreement that would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company and (iii) if requested by Parent, in favor of a shareholder resolution proposed by Parent in accordance with applicable provisions of the MBCA the purpose of which is to cause the Offer and the Merger to be consummated and which does not relate to the election of directors.

     Each of the Executive Shareholders irrevocably granted to, and appointed, Parent and any nominee thereof, his proxy and attorney-in-fact (with full power of substitution) during the term of the applicable Tender Agreement, for and in the name, place and stead of such Executive Shareholder, to vote the Shares owned by such Executive Shareholder, or grant a consent or approval in respect of such Shares, in connection with any meeting of the shareholders of the Company (i) in favor of the Merger and (ii) against any action or agreement that would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company. Such proxy and power of attorney irrevocable and coupled with an interest and is intended to be irrevocable in accordance with the provisions of Section 302A.449(2) of the MBCA. Pursuant to the applicable Tender Agreement, each Executive Shareholder also represented that all proxies theretofore given by such Executive Shareholder in respect of the Shares, if any, are not irrevocable, and revoked all such proxies given with respect to the Shares.

     Certain Representations and Warranties. In connection with the Tender Agreements, the Executive Shareholders each made certain customary representations and warranties, including with respect to (i) ownership of the Shares and the absence of encumbrances on and in respect of the Executive Shareholder's Shares, (ii) the Executive Shareholder's authority to enter into and perform its obligations under the applicable Tender Agreement, (iii) the absence of conflicts and requisite governmental consents and approvals, and (iv) the absence of any broker, finder or investment banker relationship with respect to the transactions contemplated by the applicable Tender Agreement except for the engagement of Wasserstein Perella & Co., Inc. by the Company. In connection with the Tender Agreements, each of Parent and the Purchaser made certain customary representations and warranties to the Executive Shareholders, including with respect to (i) authority to enter into and perform its obligations under the applicable Tender Agreement, (ii) absence of conflicts and requisite governmental consents and approvals, and (iii) the absence of any broker, finder of investment banker relationship with respect to the transactions contemplated by the Tender Agreements.

     Certain Covenants. Pursuant to the Tender Agreements, each Executive Shareholder covenanted and agreed that, except as contemplated by such Agreement and except pursuant to the Offer, the Executive Shareholder will not offer to sell, sell, pledge or otherwise dispose of or transfer any interest in or encumber with any lien any of the Shares owned by such Executive Shareholder, and will not (i) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (ii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares, (iii) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (iv) take any other action with respect to such Shares that would in any way restrict, limit or interfere with the performance of the Executive Shareholder's obligations under the applicable Tender Agreement. Pursuant to the Tender Agreements, each Executive Shareholder also agreed that he will notify Parent immediately if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Executive Shareholder or his attorneys, accountants or other agents (each of such actions, an "Interest"), in each case in connection with any Acquisition Transaction indicating, in connection with such notice, the name of the person indicating such Interest and the terms and conditions of any related proposals or offers. The Executive Shareholders also agreed to cease immediately and cause to be terminated immediately any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction. In addition, each Executive Shareholder agreed to keep Parent informed, on a current basis, of the status and terms of any Acquisition Transaction and to use his best efforts to ensure that his attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal that constitutes or is reasonably likely to lead to any Acquisition Transaction, (ii) enter into any agreement with respect to any Acquisition Transaction or (iii) in the event of an unsolicited written proposal in respect of a Acquisition Transaction, engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent, any of its affiliates or representatives and except for information that has been previously publicly disseminated by the Company) relating to any Acquisition Transaction.

     Termination. Except as otherwise specifically provided therein, all obligations under the Tender Agreements terminate on the earliest of (a) the date the Merger Agreement is terminated in accordance with its terms or the date the Offer is terminated by Parent or the Purchaser as a result of any failure of a condition of the Offer; provided, however, that the provisions relating to the Stock Option shall not terminate until 60 days thereafter (or such later time as permitted by such provisions if the Merger Agreement was terminated pursuant to
Section 9.1(c)(ii) or 9.1(d)(iii) thereof), (b) the purchase of all the Shares subject to the Stock Option pursuant to the Offer or pursuant to the Stock Option, or (c) on September 30, 1998.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; OTHER MATTERS

     The purpose of the Offer, the Merger, the Merger Agreement and the Tender Agreements is for Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become an indirect wholly-owned subsidiary of Parent. The Offer is intended to increase the likelihood that the Merger will be effected.

  Plans for the Company

     Parent is conducting a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, charter, bylaws, capitalization, Board of Directors, management or dividend policy, although, except as noted in this Offer to Purchase, Parent has no current plans with respect to any of such matters.

     Except as described in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any material changes in the Company's corporate structure, business or composition of its management or personnel.

  Other Matters

     Shareholder Approval. Under the MBCA and the Company's Articles of Incorporation, the approval of the Board of Directors of the Company, and the affirmative vote of the holders of a majority of the outstanding Shares, including the Shares held by Purchaser and its affiliates, are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

     The Company's Board of Directors and a disinterested committee of the Board of Directors have each unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby. Unless the Merger is consummated pursuant to the short-form merger provisions under the MBCA described below (in which case no further corporate action by the shareholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares.

     Short Form Merger. Under Sections 302A.621 and 302A.641 of the MBCA, if the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger without a vote of the Company's shareholders. In such event, the Purchaser anticipates that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Company's shareholders. If the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer period of time may be required to effect the Merger, because a vote or the consent of the Company's shareholders would be required under the MBCA.

     Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under the MBCA and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders promptly following consummation of the Offer to consider and vote on the Merger, if a shareholders' vote is required. If the Purchaser owns a majority of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other shareholder of the Company.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, shareholders of the Company at the time of the Merger will have certain rights under Sections 302A.471 and 302A.473 of the MBCA to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity of the Company. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer.

     If any holder of Shares who demands appraisal under Sections 302A.471 and 302A.473 of the MBCA fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the MBCA, the Shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A shareholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     Failure to follow the steps required by Sections 302A.471 and 302A.473 of the MBCA for perfecting appraisal rights may result in the loss of such rights.

     Rule 13e-3. The Merger would have to comply with any applicable federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such a transaction, be filed with the Commission and disclosed to minority shareholders prior to consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS.

     As described above, the Merger Agreement provides that, prior to the purchase of Shares by Purchaser pursuant to the Offer, without the prior written consent of Parent, the Company will not (i) issue any additional shares of stock of any class (except pursuant to the Existing Options) or grant any warrants, options or rights to subscribe for or acquire any additional shares of stock of any class; (ii) declare or pay any dividend or make any capital, surplus or other distributions (other than normal salaries) of any nature to the Shareholders; or (iii) directly or indirectly redeem, purchase or otherwise acquire, recapitalize or reclassify any of its capital stock or liquidate in whole or in part.

14. CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's right to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of the Merger Agreement and before the time of acceptance for payment for any such Shares, any of the following events shall have occurred:

          (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity against the Purchaser, Parent or the Company (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of Parent's Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or the Purchaser or Parent's Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and Parent's Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders, or (v) which otherwise is reasonably likely to have a Material Adverse Effect (as defined in the Merger Agreement);

          (b) there shall be any statute, rule regulation, judgment, order or injunction enacted, entered, enforced, promulgated, on behalf of a Government Entity, to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, or (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (d) there shall have occurred any events after the date of the Agreement which, either individually or in the aggregate, would have a Material Adverse Effect; provided, however, that no event, change or effect that materially results from the transactions contemplated by the Merger Agreement, including the Offer and the Merger, or the announcement thereof shall be deemed to cause either individually or in the aggregate, a Material Adverse Effect;

          (e) (i) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Transaction or (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 3.4 of the Merger Agreement;

          (f) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Merger Agreement and as of the scheduled expiration of the Offer, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, do not, individually or in the aggregate, result in a Material Adverse Effect;

          (g) the Company shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or compiled with by it under the Merger Agreement other than any failure which would not have, either individually or in the aggregate, a Material Adverse Effect;

          (h) any person acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 15% of the outstanding Shares (other than any person not required to file a Schedule 13D under the rules promulgated under the Exchange Act); or

          (i) the Merger Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such condition (including any action or inaction by Parent or the Purchaser not in violation of the Merger Agreement) and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time from time to time.

15. CERTAIN LEGAL MATTERS.

     Except as described in this Section 15, based on information provided by the Company, none of the Company, the Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required or desirable for the acquisition and ownership of the Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     (a) State Takeover Laws. The Company is incorporated under the laws of the State of Minnesota. No Minnesota takeover statute or similar statute or regulation, including without limitation Sections 302A.671 to 302A.675 of the MBCA, imposes restrictions materially adversely affecting (or materially delaying) the consummation of the Offer or the Merger or would, as a result of the Offer, the Merger, the transactions contemplated thereby or the acquisition of securities of the Company or the Surviving Corporation by Parent or the Purchaser, (A) restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of the Company or the Surviving Corporation that may be acquired or controlled by Parent or (B) entitle any shareholder to acquire securities of the Company or the Surviving Corporation on a basis not available to Parent. However, see the discussion of the Minnesota Takeover Disclosure Law, below.

     A number of other states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar
v. MITE Corp., the Supreme Court of the United Sates held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

     Based on information supplied by the Company's representations in the Merger Agreement, the Purchaser does not believe that any state takeover statutes apply to the Offer or the Merger. Neither the

Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

     The Minnesota Takeover Disclosure Law, Minnesota Statutes Chapter 80B.01-80B.19 (the "Minnesota Statute"), by its terms requires certain disclosures and the filing of certain disclosure material with the Minnesota Commissioner of Commerce (the "Commissioner") with respect to any offer for a corporation, such as the Company, that has its principal place of business in Minnesota and a certain number of shareholders resident in Minnesota. Purchaser will file disclosure material with the Commissioner on March 26, 1998. Although the Commissioner does not approve such material, he does review it for the adequacy of such disclosure and is empowered to suspend summarily the Offer in Minnesota within three days of such filing if he determines that the material does not (or the materials provided beneficial owners of the Shares residing in Minnesota do not) provide full disclosure. If such summary suspension occurs, a hearing must be held (within 10 days of the summary suspension) and a determination made (within three days of the completion of such hearing, but not more than 16 days after the initial summary suspension) as to whether to permanently suspend the Offer in Minnesota, subject to corrective disclosure. If the Commissioner takes action under the Minnesota Statute, then the Purchaser may not be obligated to accept for payment or pay for Shares tendered pursuant to the Offer because such action may have the effect of significantly delaying the Offer. See Section 14 for certain conditions of the Offer, including conditions with respect to governmental actions. In such event, the Purchaser may, among other things, terminate the Offer or amend the terms and conditions of the Offer.

     (b) Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

     Parent and the Company expect to file their Notification and Report Forms with respect to the Offer under the HSR Act on or about March 30, 1998. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date Parent's form is filed unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     As discussed below, the HSR Act requirements with respect to the Merger will not apply if certain conditions are met. In particular, the Merger may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of the Notification and Report Forms of both Parent and the Company unless the Purchaser acquires 50% or more of the outstanding Shares pursuant to the Offer (which would be the case if the Minimum Condition were satisfied) or the 30-day period is earlier terminated by the Antitrust

Division and the FTC. Within such 30-day period, the Antitrust Division or the FTC may request additional information or documentary materials from Parent and/or the Company. The Merger may not be consummated until 20 days after such requests are substantially complied with by both Parent and the Company. Thereafter, the waiting periods may be extended only by court order or with the consent of Parent and the Company.

     The FTC and the Antitrust Division periodically review the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     (c) Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer will be in full compliance with the Margin Regulations.

16. FEES AND EXPENSES.

     The Purchaser has retained Innisfree M&A Incorporated to act as the Information Agent and Bankers Trust Company to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities and expenses in connection with their services, including certain liabilities under the federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

     The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     The Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth in Section 8 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                          PACKAGE ACQUISITION, INC.

March 26, 1998

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                          OF PARENT AND THE PURCHASER

     I. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Ivex Packaging Corporation, 100 Tri-State Drive, Lincolnshire, Illinois 60069. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent, or the organization indicated, for the past five years.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
             NAME                                FIVE-YEAR EMPLOYMENT HISTORY
             ----                       ----------------------------------------------
George V. Bayly................  Director, Chairman of the Board, President and Chief
                                 Executive Officer of Parent since January 1991.
Frank V. Tannura...............  Director of Parent since August 1995. Vice President and
                                 Chief Financial Officer of Parent since October 1989.
Richard R. Cote................  Vice President and Treasurer of Parent since August 1994.
                                 Mr. Cote was Assistant Vice President and Treasurer of
                                 Parent from March 1992 to August 1994.
Robert W. Crichton.............  Vice President and General Manager of Parent since February
                                 1998. From February 1997 to February 1998, Mr. Crichton was
                                 Vice President and General Manager of Parent's surface
                                 protection business and prior to 1997, President of Sonoco
                                 Products Company's Flexible Packaging Division.
Thomas S. Ellsworth............  Vice President and General Manager of Parent since 1994. Mr.
                                 Ellsworth was Vice President of Parent's paper mill
                                 operations from 1992 to 1994.
Robert W. George...............  Vice President and General Manager of Parent since August
                                 1996. From 1993 to 1996, Mr. George was President and Chief
                                 Executive Officer of Plastofilm Industries, Inc. and prior to 1993, President of Nitrobar Incorporated.
Gene J. Gentili................  Vice President and General Manager of Parent since 1994.
                                 Vice President of Sales of Parent from 1993 to 1994. Mr.
                                 Gentili was director of national accounts for Parent from
                                 1991 to 1993.
Roger A. Kurinsky..............  Vice President and General Manager of Parent since 1994.
                                 Vice President of Marketing of Parent from 1991 to 1994.
Jeremy S. Lawrence.............  Vice President of Human Resources of Parent since May 1991.
G. Douglas Patterson...........  Vice President and General Counsel of Parent since June
                                 1991.
David E. Wartner...............  Corporate Controller of Parent since 1994. Prior to 1994,
                                 Mr. Wartner was associated with Price Waterhouse LLP.
Eugene M. Whitacre.............  Vice President and General Manager of Parent since February
                                 1991.
Glenn R. August................  Director of Parent since March 1993 and a Managing Director of Oak Hill Partners, Inc. (Acadia's investment advisor) and its predecessor since 1987. Since August 1996, Mr. August
                                 has served as President of Oak Hill Advisors, Inc., the
                                 exclusive advisor to the Oak Hill Securities Fund, L.P., a
                                 $1.75 billion investment partnership.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
             NAME                                FIVE-YEAR EMPLOYMENT HISTORY
             ----                       ----------------------------------------------
R. James Comeaux...............  Director of Parent since December 1, 1997. President of
                                 Petrochemical Management Inc. since 1993 and President and
                                 Chief Executive Officer of Arcadian Corporation from 1989 to
                                 1993. Mr. Comeaux is also a director of Energy BioSystems
                                 Corporation.
Anthony P. Scotto..............  Director of Parent since August 1995. Managing Director of
                                 Oak Hill Partners, Inc. (Acadia's investment advisor) and
                                 its predecessor since March 1998. Mr. Scotto is also a
                                 director of Specialty Foods Corporation and Holophane
                                 Corporation.
William J. White...............  Director of Parent since December 1, 1997. Professor at
                                 Northwestern University since January 1998 and Chairman of the Board of Bell & Howell Company from February 1993 to
                                 December 1997 and of Bell & Howell Operating Company from
                                 February 1990 to December 1997. He served as Chief Executive
                                 Officer of Bell & Howell Company from February 1993 to
                                 December 1997 and of Bell & Howell Operating Company from
                                 February 1990 to December 1997. Mr. White is also a director of Bell & Howell Company, Readers Digest Association, Inc.
                                 and the Chicago Stock Exchange.

     II. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Ivex Packaging Corporation, 100 Tri-State Drive, Lincolnshire, Illinois 60069. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Purchaser.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
             NAME                                FIVE-YEAR EMPLOYMENT HISTORY
             ----                       ----------------------------------------------
Frank V. Tannura...............  Director and President of Purchaser. Director of Parent
                                 since August 1995. Vice President and Chief Financial
                                 Officer of Parent since October 1989.
G. Douglas Patterson...........  Director and Secretary of Purchaser. Vice President and
                                 General Counsel of Parent since June 1991.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                             BANKERS TRUST COMPANY

         By Mail:                       By Hand:             By Overnight Mail or Courier:
BT Services Tennessee, Inc.      Bankers Trust Company        BT Services Tennessee, Inc.
    Reorganization Unit      Corporate Trust & Agency Group  Corporate Trust & Agency Group
      P.O. Box 292737          Receipt & Delivery Window          Reorganization Unit
 Nashville, TN 37229-2737      123 Washington Street, 1st       648 Grassmere Park Road
                                         Floor                    Nashville, TN 37211
                                   New York, NY 10006

                             Facsimile Copy Number:

                                 (615) 835-3701
                        (For Eligible Institutions Only)

                          For Confirmation Telephone:

                                 (615) 835-3572

     Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                      [INNISFREE M&A INCORPORATED LOGO]
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                            Telephone (212) 750-5833
                                       or
                         CALL TOLL FREE: (888) 750-5834